Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. TO ACQUIRE NOBLE COMPOSITES, INC.

STAMFORD, CONNECTICUT – August 9, 2006 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it had entered into an agreement to purchase all of the capital stock of Noble Composites, Inc. (Noble), a privately held company specializing in the manufacture and sale of premium, high-gloss finished composite panels used by motorhome and travel trailer manufacturers, for a purchase price of $72 million in cash, subject to normal closing adjustments. Closing of the transaction will occur after expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Noble’s office and manufacturing operation is located in Goshen, Indiana, where it employs approximately 155 people. Founded in 2002, Noble had sales of approximately $45 million in the past twelve months.

Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “Noble Composites is complementary to our fiberglass reinforced plastics business, which has served recreational vehicle (RV) manufacturers for years. Noble’s products broaden our product offering and enhance our ability to serve the RV industry in the years to come. We expect this acquisition will be neutral to our earnings in 2006.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

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